Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements Nos. 333-65684 and 333-83175 on Form S-8 of Old Point Financial Corporation and subsidiaries of our report dated January 20, 2005, relating to the consolidated balance sheet of Old Point Financial Corporation and subsidiaries as of December 31, 2004 and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for the year ended December 31, 2004, which report appears in the Old Point Financial Corporation and subsidiaries’ 2004 Form 10-K.

/s/ Yount, Hyde & Barbour, P.C.

Winchester, Virginia
March 25, 2005